Exhibit 10.80

SUBSCRIBER UNITS AND SERVICES SUPPLY AGREEMENT
BETWEEN
MOTOROLA, INC.
AND
NEXTEL PARTNERS Operating Corp.

This supply agreement (the “Agreement”) is entered into by and between Motorola, Inc., a Delaware corporation, by and through its iDEN Subscriber Group with offices at 8000 West Sunrise Boulevard, Plantation, Florida 33322, U.S.A. (“Motorola”), and Nextel Partners Operating Corp., a Delaware   corporation, having its principal place of business at 4500 Carillon Point, Kirkland, WA 98033 (“NPI”). Motorola and NPI are each sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.  The Effective Date of this Agreement is the date of the last signature herein.

The Agreement is comprised of the following integral parts:

•       Signature Page

•       Attachment A:   General Terms and Conditions

•       Attachment B:   Product Terms for Subscriber Units and Accessories

NPI agrees to purchase and Motorola agrees to sell subscriber units intended for use with the fixed network equipment of Motorola’s advanced integrated digitally enhanced radio-telephone and dispatch communication system (“iDEN Handset Units” or “Handset Units” or “iDEN Subscriber Units”) and certain services in support of the iDEN Handset Units purchased hereunder, in accordance with the General Terms and Conditions (Attachment A) and Product Terms for Subscriber Units and Accessories (Attachment B) to this Agreement.

NPI agrees to purchase and Motorola agrees to sell subscriber accessories (“Accessories”) in accordance with the General Terms and Conditions (Attachment A) and Product Terms for Subscriber Units and Accessories (Attachment B) to this Agreement.

This Agreement constitutes the entire and final expression of agreement between the Parties pertaining to the subject matter hereof and supersedes all other communications between the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

MOTOROLA, INC.	NEXTEL PARTNERS OPERATING CORP.
Signature:	Signature:
Name:	Name:
Title:	Title:
Date:	Date:

MOTOROLA CONFIDENTIAL PROPRIETARY

ATTACHMENT A
GENERAL TERMS AND CONDITIONS

1.     No Exclusivity.   Each Party shall carry out its commitments under this Agreement in a manner that reflects favorably upon the good name and goodwill of the other Party. The Parties agree (i) that the commitments under this Agreement are not exclusive, (ii) that either Party may enter into similar agreements with third parties, including either Party’s competitors.

2.     Party Relationship.   Each Party will be deemed to be an independent contractor and not an agent, joint venturer, or representative of the other, and neither Party will impose or create any obligations or responsibilities on behalf of or in the name of the other, other than as expressly provided herein. Under no circumstances may either Party hold itself out to be a partner, employee, franchisee, representative, servant or agent of the other.

3.     Confidentiality.

“Confidential Information” shall mean the terms, conditions, and pricing of this Agreement and the content of any documents or information, which is identified in writing as being confidential and which is acquired from the other Party in connection with performance or negotiation of this Agreement including information related to potential subscriber related business activities between the Parties (“Potential Business”). Each Party shall copy and use any such Confidential Information solely for the purpose of i) fulfilling their respective obligations under this Agreement or ii) in evaluating Potential Business. The Parties agree not to disclose any Confidential Information to any third party for any purpose without prior written approval from the other Party, and shall not use any Confidential Information for any purpose other than in furtherance of this Agreement, in evaluating Potential Business or as expressly permitted under the terms of a non-disclosure agreement applicable to the information.

Each Party shall use its best efforts, but in no instance less than reasonable care, to limit dissemination of Confidential Information disclosed to it by the other Party to only its employees and agents who have a strict need to know in the performance of the Party’s duties hereunder, and not to disclose the Confidential Information of the other Party to any third party without the other Party’s prior approval.

The Parties agree to take appropriate action, by instruction, agreement, or otherwise, with any persons permitted access to the other’s Confidential Information so as to assure that they will hold such information in confidence as required in this Agreement.

The obligations imposed upon either Party under this Section shall not apply to information whether or not designated as “Confidential”: (i) which is made public by the disclosing Party; (ii) which the receiving Party can reasonably demonstrate is already in the possession of the receiving Party and not subject to an existing agreement of confidence; (iii) which is received from a third party without restriction and without breach of this Agreement; (iv) which is independently developed by the receiving Party as evidenced by its records; (v) which the receiving Party is required to disclose pursuant to a valid order of a court or other governmental body or any political subdivision thereof, provided, however, that the recipient of the information shall first have given notice to the disclosing Party and made a reasonable effort to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which the order was issued.

Notwithstanding the foregoing confidentiality provisions, the Parties agree that NPI may file a copy of this Agreement with the Securities and Exchange Commission to the extent required to comply with SEC regulation and provided that all confidential information, including but not limited to pricing information, that is not necessary to include for compliance is redacted. The parties shall cooperate in good faith to

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produce a redacted version of this Agreement suitable for filing with the Securities and Exchange Commission in a timely manner.

4.     Logos and Trademarks.

4.1   In order that each Party may protect its trademarks, trade names, corporate slogans, corporate logo, goodwill and Subscriber Units and Accessories designations, neither Party will have any right to use the marks, names, slogans or designations of the other party hereto in the sales, lease or advertising of any Subscriber Units and Accessories or on any Subscriber Units and Accessories container, component part, business forms, sales, advertising and promotional materials or other business supplies or material, whether in writing, orally or otherwise, except upon express prior written consent of such other Party. If NPI desires to use Motorola’s name, trademark, or any logo thereof, it shall request approval from Motorola and submit to Motorola specimens or photographs of NPI’s letterhead, business cards, telephone directory listing, truck markings, and business establishment signs and advertising materials for approval of the form thereof by Motorola, and NPI will follow Motorola’s specifications with respect thereto. NPI’s rights to use any Motorola trademark, trade name, or service mark shall terminate upon termination or expiration of this Agreement.

4.2   NPI acknowledges that the word “Motorola” is the dominant feature of the trade names of Motorola and its subsidiaries and affiliated companies which use Motorola in such names and that the mark “Motorola”, stylized “M” within a circle and derivatives thereof are important trademarks for Subscriber Units and Accessories manufactured or sold by Motorola and for services provided in connection with such Subscriber Units and Accessories.

4.3   NPI agrees that it will not in any manner use the Motorola trade names, trademarks, or service marks, or any limitation or variant thereof as part of NPI’s trade name or company or firm name, nor will it grant or purport to grant such use to any subsidiary or affiliate of NPI or to any agent or representative of NPI.

4.4   NPI shall not remove, alter, or obliterate any trademark appearing on the Subscriber Units and Accessories, and NPI shall not have the right to use any Motorola originated trademark on any Subscriber Units and Accessories, or in any advertising or sales promotion except as such use or the manner of such use is authorized by this Agreement or separately authorized by Motorola in writing. NPI shall not publish, cause to be published, encourage, or approve any advertising or practice which might mislead or deceive the public or might be detrimental to the good name, trademark, trade name, service mark, goodwill, or reputation of Motorola or Motorola’s Subscriber Units and Accessories. NPI shall discontinue any advertising, practice, or use deemed by Motorola to have such misleading, deceptive, or detrimental effect.

4.5   Without prior written consent of Motorola, NPI shall not have the right to institute proceedings for infringement of any Motorola trademark, which it is permitted to use under this Agreement or to institute proceedings against a competitor for unfair competition or improper use of any Motorola trademarks or incur any cost or obligations on behalf of Motorola. NPI shall have no obligation to institute or pursue any action or proceedings for infringement of any Motorola trademark against any third party.

4.6   Except as permitted by this Agreement, NPI shall not, during this Agreement or thereafter use or seek registration of any Motorola trademark, trade name, or service mark or any word likely to be confused with any such trademark, trade name, or service mark, either alone or in combination with other words. NPI acknowledges that Motorola has the exclusive right, title, and interest in Motorola’s trademarks, and in the event that NPI shall acquire in the United States or elsewhere any right in any other trademark, trade name, or service mark which Motorola owns or which originated

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with Motorola, it shall assign, free of charge, such rights, including the goodwill associated therewith to Motorola on request.

4.7   NPI agrees that violation of any provision of this Section 4 shall constitute just cause for immediate termination of this Agreement by Motorola.

5.     Term and Termination.

5.1   Term.   The “Initial Term” of this Agreement will be for a time period from January 1, 2004 to December 31, 2004. This Agreement will continue in effect beyond the Initial Term until terminated by either party upon thirty (30) days’ prior written notice to the other (collectively with the Initial Term, the “Term”). Notwithstanding any number of renewals, this Agreement will be deemed a fixed term agreement and not an agreement of indefinite term. Nothing contained in this Agreement will be deemed to create any express or implied obligation on either Party to renew or extend this Agreement or to create any right to continue this Agreement on the same terms and conditions contained herein. NPI understands that Motorola intends to review its distribution strategy and the terms and conditions of this Agreement on an ongoing basis and may require execution of an amended form of this Agreement.

5.2   Termination for Default.   In the event that either Party is in breach of any of the terms or conditions of this Agreement and such breach continues for a period of thirty (30) days after the non-breaching Party has given the breaching Party written notice of such breach, then subject to the other terms and conditions of this Agreement, the non-breaching party, in addition to other rights and remedies it may have in law or equity, will have the right to immediately terminate this Agreement without any liability whatsoever. If either party terminates this Agreement for default, the non-defaulting party reserves the right to charge the defaulting Party reasonable termination costs and expenses. Additionally, either Party may terminate this Agreement immediately if the other Party:  (i) assigns any of its rights under this Agreement in violation of the terms of this Agreement; (ii) fails to make any payment when due; (iii) makes an assignment for the benefit of its creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of its assets; (iv) files for relief under state or federal bankruptcy laws or has an involuntary petition filed against it not dismissed within 30 days; (v) discloses terms of this Agreement in violation of Section 3 above; or (vi) has a change in its ownership.

5.3   Effect of Termination.

5.3.1   Upon termination of this Agreement for any reason: (i) all outstanding invoices to NPI and each invoice not yet submitted to NPI for Subscriber Units and Accessories shipped prior to termination will be due and payable immediately upon submission of such invoice to NPI; (ii) NPI will immediately discontinue any use of all Motorola names and trademarks in association with the Subscriber Units and Accessories, as well as any other combination of words, designs, trademarks or trade names that would indicate that NPI is or was an authorized distributor of the Subscriber Units and Accessories; (iii) within five (5) working days after termination, both Parties will deliver to the other Party  any and all property of the other Party, including, but not limited to, all equipment, data, software items, catalogs, drawings, designs, engineering photographs, samples, literature, sales aids and any confidential business information and trade secrets in the other Party’s possession along with all copies thereof; and (iv) except for NPI’s obligation to pay for any Subscriber Units and Accessories shipped prior to the termination, neither Party shall have any liability for any damages or compensation due to termination of this Agreement including, without limitation, possible claims under state franchise law, claims for loss of present or future profits, reimbursement for any investments or expenditures made in connection with this Agreement, or for any goodwill of a business.

MOTOROLA CONFIDENTIAL PROPRIETARY

5.3.2   In the event this Agreement is terminated by NPI due to material breach by Motorola, NPI will have the option to cancel or accept and pay for shipment of product for any orders submitted but unshipped at time of termination. In the event this Agreement is terminated by Motorola due to material breach by NPI, Motorola shall be relieved of any obligations to make any shipments hereunder and may cancel all of NPI’s unshipped orders for Subscriber Units and Accessories, regardless of previous acceptance by Motorola of such orders, and Motorola shall have no obligation or liability to NPI or any other party in connection with such cancellations.

5.3.3   In the event this Agreement is terminated by NPI for its convenience or is terminated by Motorola due to material breach by NPI, NPI will be liable to Motorola for the value of material and components in Motorola’s inventory or that of its supply chain required to fulfill NPI’s forecasted orders for the three months following notice of termination.

5.3.4   Motorola’s acceptance of any order by NPI for Subscriber Units and Accessories after the termination of this Agreement will not be construed as a renewal or extension of this Agreement, nor as a waiver of termination of this Agreement.

5.4   Survival of Terms.   The terms, provisions, representations and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof by either or both Parties will so survive the completion of performances and termination of this Agreement, including without limitation Section 3 “Confidentiality”, Section 4 “Logos and Trademarks”, Section 6 “Limitation of Liability, Section 9 “Patent and Copyright Infringement” and Section 11  “Choice of Law and Dispute Resolution”.

6.     Limitation of Liability.   EXCEPT AS EXPLICITLY PROVIDED FOR IN SECTION 9, MOTOROLA’S TOTAL LIABILITY, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, IS LIMITED TO THE PRICE OF THE PARTICULAR SUBSCRIBER UNITS AND ACCESSORIES SOLD HEREUNDER WITH RESPECT TO WHICH LOSSES OR DAMAGES ARE CLAIMED. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOSS OF USE, LOSS OF TIME, INCONVENIENCE, COMMERCIAL LOSS, LOST PROFITS OR SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE FULL EXTENT SUCH MAY BE DISCLAIMED BY LAW.

7.     Taxes.   Except for the amount, if any, of state and local tax stated in the Agreement, the prices set forth herein are exclusive of any amount for Federal, State and/or Local excise, sales, use, property, retailer’s, occupation or any other assessment in the nature of taxes however designated, on the Subscriber Units and Accessories and/or services provided under this Agreement. If any such excluded tax (exclusive of any taxes measured by Motorola’s net income or taxes based on Motorola’s gross receipts or based on Motorola’s franchise) is determined to be applicable to this transaction, or to the extent Motorola is required to pay or bear the burden thereof, such tax will be added to the prices set forth herein and paid by NPI. Personal property taxes assessable on the Subscriber Units and Accessories will be the responsibility of NPI. In the event NPI claims exemption from sales, use or other such taxes under this Agreement, NPI will provide Motorola with an exemption certificate or other evidence to establish NPI’s exempt status, and will hold Motorola harmless of any subsequent assessments levied by a proper taxing authority for such taxes, including interest, penalties, and late charges.

8.     License Disclaimer.   Nothing contained herein shall be deemed to grant either directly or by implication, estoppel, or otherwise, any license under any patents, copyrights, trademarks, or trade secrets of Motorola, except that NPI shall have the normal non-exclusive royalty-free license, which is implied or otherwise arises by operation of U.S. law, solely to use and sell to its customers only those Subscriber Units and Accessories sold by Motorola to NPI under this Agreement.

MOTOROLA CONFIDENTIAL PROPRIETARY

9.     Patent and Copyright Indemnification.   Motorola agrees to defend, at its expense, any suits against NPI based upon a claim that any products furnished hereunder directly infringes a U.S. patent or copyright and to pay costs and damages finally awarded in any such suit, provided that Motorola is notified promptly in writing of the suit and at Motorola’s request and at its expense is given control of said suit and all reasonably requested assistance for defense of same. If the use or sale of any product(s) furnished hereunder is enjoined as a result of such suit, Motorola at its option and at no expense to NPI, will obtain for NPI the right to use or sell said product(s) or will substitute an equivalent product reasonably acceptable to NPI and extend this indemnity thereto or will accept the return of the product(s) and reimburse NPI the purchase price therefore, less a reasonable charge for reasonable wear and tear. This indemnity does not extend to any suit based upon any infringement or alleged infringement of any patent or copyright by the alteration of any products furnished by Motorola or by the combination of any products(s) furnished by Motorola and other elements nor does it extend to any products(s) of NPI’s design or formula. The foregoing states the entire liability of Motorola for patent or copyright infringement. IN NO EVENT WILL MOTOROLA BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED DIRECTLY BY NPI ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, OR OTHER INTELLECTUAL PROPERTY RIGHTS.

10.   Publicity.   Neither Party, nor any of its employees, affiliates, agents, subcontractors, officers, directors, partners or major shareholders, shall publicize the terms or the existence of this Agreement to any third party without prior written consent from the other Party. Either Party will submit to the other Party any proposed publicity release or other press announcement for that Party’s review and approval of the form and content of any such publicity release or other press announcement. NPI shall not imply or state to any person or entity that it is sponsored by, funded by, or in any way associated with Motorola other than as authorized by Motorola pursuant to this Agreement. Similarly, Motorola shall not imply or state to any person or entity that it is sponsored by, funded by, or in any way associated with NPI other than as authorized by NPI pursuant to this Agreement. Notwithstanding anything to the contrary in this Section, NPI, in conjunction with its advertising, publicity and marketing efforts to potential customers, shall be entitled, without specific approval of Motorola in each instance, to use certain written generic information that Motorola shall provide NPI that Motorola identifies by marking such document “for general release”. In addition, nothing in the foregoing is intended to or shall limit in any way NPI’s ability to fully disclose Motorola’s equity interest in Nextel Partners, Inc. or the total amounts paid by NPI to Motorola under this Agreement or otherwise except as required for compliance with the law or regulation of a US Government agency.

11.   Choice of Law and Dispute Resolution.

The validity, performance, and all matters relating to the effect of this Agreement and any amendment hereto shall be governed by the laws of the state of Illinois without regard to its conflicts of laws provisions.

Motorola and NPI will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then, except for disputes related to alleged patent, copyright, or trademark infringement, or breach of confidentiality, the dispute will be mediated by a mutually acceptable mediator to be chosen by Motorola and NPI within thirty (30) days after written notice by the other demanding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator, and Motorola and NPI will share the costs of the mediation equally. Venue for mediation shall be the United States of America. By mutual agreement, however, the parties may postpone mediation until they have each completed some specified but limited discovery about the dispute. The Parties may also agree to replace mediation with some other form of alternative dispute (ADR), such as neutral fact-finding or a mini-trial.

MOTOROLA CONFIDENTIAL PROPRIETARY

Any dispute which the Parties cannot resolve through negotiation, mediation, or other form of ADR within four (4) months of the date of the initial demand for it may then be submitted to any court in the United States with jurisdiction over the matter for resolution. The use of any ADR procedures will not be construed under the doctrines of latches, waiver, or estoppel to affect adversely the rights of either Party. And nothing in this section will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others.

12.    Force Majeure.   Neither party shall be liable for delays in delivery or performance, or for failure to manufacture, deliver or perform when caused by any of the following, which are beyond reasonable control of the delayed party:

Acts of God, acts of the public enemy, acts or failures to act by the other party, acts of civil or military authority, governmental priorities and regulatory actions, strikes or other labor disturbances, hurricanes, earthquakes, fires, floods, epidemics, embargoes, wars, riots, delays in transportation, and loss or damage to goods in transit not caused by the negligence of either party, or acts or failures to act by the suppliers of the delayed party.

13.   Severability.   If any one or more of the provisions of this Agreement is held to be unenforceable under applicable law, (a) such unenforceability shall not affect any other provision of this Agreement; (b) this Agreement shall be construed as if said unenforceable provision had not been contained therein; and (c) the Parties shall negotiate in good faith to replace the unenforceable provision by a provision which has the effect nearest to that of the provision being replaced. If a like but enforceable provision cannot be substituted, the unenforceable provision shall be deemed to be deleted and the remaining provisions shall continue in effect, provided that the performance, rights, and obligations of the Parties hereunder are not materially adversely affected by such deletion.

14.   Notices.   Except as otherwise provided for herein, all notices required or permitted to be given hereunder shall be in writing and shall be sent by registered or certified mail (return receipt requested and deposited postage prepaid in the United States mail), a nationally recognized overnight courier service or delivered-in-person and shall be addressed as follows:

If to Motorola:
Motorola, Inc.
8000 West Sunrise Boulevard
Fort Lauderdale, Florida 33322
Attn.:	Vice President & General Manager of U.S. Market Operations, iDEN Subscriber Group
Fax Number: (954) 723-6177
With copy to:
Motorola, Inc.
8000 West Sunrise Boulevard
Fort Lauderdale, Florida 33322
Attn.: Law Department
Fax Number: (954) 723-3871

MOTOROLA CONFIDENTIAL PROPRIETARY

If to NPI.:
Nextel Partners Operating Corp.
4500 Carillon Point
Kirkland, WA 98033
Attn.: Chief Technical Officer
Fax Number: (425)-576-3660
With copy to:
Nextel Partners- Operating Corp.
4500 Carillon Point
Kirkland, WA 98033
Attn.: General Counsel
Fax Number: (425) 576-3650

Either Party may change its address by a ten (10) days prior written notice given to the other Party in the manner set forth above. Mailed notices given as herein provided shall be deemed duly given on the fourth (4th) day after the mailing thereof, on the next business day after being sent via a nationally recognized overnight courier service which provides signed acknowledgements of receipt, and on the day of delivery if delivered in person (against receipt).

15.         Waiver.   The failure of either party to insist in any one or more instances, upon the performance of any of the terms or conditions herein or to exercise any right hereunder will not be construed as a waiver or relinquishment of the future performance of any such terms or conditions or the future exercise of such right but the obligation of the other party with respect to such future performance will continue in full force and effect.

16.   Construction.   Unless a contrary intention is clearly expressed, any reference to a Section shall be construed to refer to all provisions of the referenced Section. In the event that this Agreement is translated into any other language, the English language version hereof shall govern.

17    Titles, Headings and Subheadings.   The titles, headings and subheadings used throughout this Agreement are intended solely for convenience of reference and form no part of the Terms and Conditions of this Agreement.

18.   Assignment; Successor and Assigns.

18.1   Neither Party may assign this Agreement or any of its rights or obligations hereunder without the express written consent of the other Party, which consent shall not be unreasonably withheld. If Motorola assigns this Agreement or any of its rights or obligations hereunder in accordance with this Section, such assignment will not be valid until the third party to whom the rights or obligations will be assigned first agrees in writing to assume Motorola’s obligations under this Agreement. Any attempted assignment of this Agreement by either Party not in accordance with this Section shall be null and void. Notwithstanding the above, Motorola does not need approval hereunder in connection with the divestiture of a Motorola business unit that is involved in the performance of this Agreement provided that after any such divestiture the business unit is fully capable of performing in a timely manner all of the obligations of Motorola hereunder.

18.2   This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns, if any, of the Parties, provided that this provision shall not be construed to permit any assignment which would be unauthorized or void pursuant to any other provision contained herein.

MOTOROLA CONFIDENTIAL PROPRIETARY

19.   Incorporation of Attachments.   The Attachments set forth on the Signature Page of this Agreement are expressly incorporated herein by reference in their entirety to form part of the Terms and Conditions of this Agreement. In the event of any conflict between the provisions of the Attachments and any of the General Terms and Conditions set forth in this Attachment A, the provisions of these General Terms and Conditions shall take precedence and shall control.

20.   Entire Agreement and Amendments.   This Agreement, including any and all Attachments, constitute the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding and replacing any and all prior or contemporaneous agreements, communications, and understandings, both written and oral, regarding such subject matter. Notwithstanding the foregoing, this Agreement shall not be interpreted to supersede or replace any other written agreement between the Parties that does not relate to the subject matter hereof. This Agreement may be amended only by a written document signed by authorized representatives of both Parties.

21.   Counterparts; Duplicate Originals.   This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed an original, but all of which counterparts together shall constitute one and the same document. Duplicate originals of this Agreement will be executed, each of which will be deemed an original but both of which together will constitute one and the same instrument.

22.   Authority and Binding Effect.   By executing this Agreement, each Party represents and warrants to the other Party that as of the effective date of this Agreement: (a) it has the full power and authority to enter into this Agreement; (b) when executed, this Agreement shall constitute a valid and legally binding obligation of such Party, enforceable in accordance with its terms; and (c) there are no actions, suits, or proceedings pending, or to the best of its knowledge threatened, which may have a material adverse effect on its ability to fulfill its obligations under this Agreement or on its operations, business, properties, assets or condition.

MOTOROLA CONFIDENTIAL PROPRIETARY

ATTACHMENT B
PRODUCT TERMS
FOR
SUBSCRIBER UNITS AND ACCESSORIES

1.                Attachment B is comprised of the following:

•       PRODUCT TERMS FOR SUBSCRIBER UNITS AND ACCESSORIES

• APPENDIX A	[*] POST-PAID PRICING MENU
• APPENDIX B	[*] POST-PAID PRICING MENU
• APPENDIX C	PA PROJECT AND PAYMENT SCHEDULE
• APPENDIX D	iDEN SUBSCRIBER UNIT FEATURE (“ISUF”) PROJECTS AND PAYMENT SCHEDULE
• APPENDIX E	CO-OPERATIVE ADVERTISING PROGRAM

2.                Subscriber Units and Accessories and Prices.

2.1          [*] Subscriber Unit Post-Paid Pricing:

The pricing for each of the “[*]” post-paid Handset Units is specified in Appendix A and shall constitute the maximum Base Package price that Motorola shall charge NPI for the listed Handset Units.

2.2   [*] Subscriber Unit Post-Paid Pricing:

The pricing for each of the “[*]” post-paid Handset Units is specified in Appendix B and shall constitute the maximum Base Package price that Motorola shall charge NPI for the listed Handset Units (“Not to Exceed,” or “NTE” price).

2.3   Accessory Pricing

The pricing for accessories is specified in the Accessory Price List provided to NPI from time to time by Motorola.

3.                Promotional Programs.

3.1   Motorola will consider requests for promotional funding by NPI on a case-by-case basis.

3.2   Co-operative Advertising Program for the Term:

Motorola agrees to provide NPI with a [*] Co-op fund based on the kitted net purchase price in 2004 for all post-paid Handset Units (excluding all “Limited Edition”, “Special Edition”, and “NASCAR models), transceiver only units, and data devices (excluding CGISS manufactured products), pursuant to the promotional guidelines previously agreed by the Parties. Starting in 2004, the [*] Co-op funding for all post-paid handsets (excluding all Limited Edition, Special Edition, and NASCAR models), transceiver only units, and data devices (excluding CGISS manufactured products), will be based on the kitted net purchase price, excluding SIM Card, SIM Card fees (“pick fee”), and any incremental NPI specified collateral and associated pick fees. Motorola will issue a credit to NPI’s account for all prior month’s co-op accruals and net credit against open invoices due on the wire settlement. Appropriate program guidelines are set forth at Appendix E.

*       Confidential Treatment Requested.

MOTOROLA CONFIDENTIAL PROPRIETARY

“Limited Edition” models are defined as those unique versions of current handset models distributed in quantities of less than 10,000 units. “Special Edition” models are defined as those unique versions of current handset models distributed in quantities of greater than 10,000 units but less than 50,000 units. “NASCAR” models are those versions of current handset models that are branded with approved NASCAR trademarks or other approved artwork reflecting the NASCAR brand.

3.3   2004 Volume Rebate Incentive (“VRI”) Program for Handsets

NPI is to receive volume incentive rebates in accordance with the table below once Motorola’s Handset Sales to NPI exceed [*] for January 1 through December 31, 2004 (“the Period”). This 2004 volume rebate incentive shall not be applicable to future calendar years except as agreed to in writing by the Parties.

Handset Sales is defined as the handset pricing as invoiced to NPI less co-op or other new and/or incremental rebates, promotions, discounts or price adjustments (including but not limited to all Efficiency Curve Price Adjustments pursuant to Section 5). Notwithstanding the foregoing, Purchase Advance credits applied to invoiced prices pursuant to Section 4 will not be subtracted from the invoiced price for purposes of calculating the Handset Sales.

Except as set forth below, all handset models are eligible for the 2004 volume rebate incentive program unless otherwise agreed by the Parties from time to time. Items excluded from the calculation of Handset Sales are data devices (such as im1100), specialty items, returned items, items passed through at cost, SIM card, NPI specified collateral/packaging items, all associated pick fees, and customer provided third party products. Handset shipments excluded from the Handset Sales calculation are soft-launch units, seed stock units, appearance models, units re-sold or shipped to another carrier or any other units as are mutually agreed upon in writing by the Parties. Payment of all earned rebates will coincide with December invoicing transactions scheduled for settlement in January 2005.

In the Period, the volume rebate incentive amounts for handsets will be earned in accordance with the following:

Adjusted Handset Sales Range	Rebate Earned
[*]

As a further condition of any rebate payments under this volume rebate incentive program, NPI agrees that it will provide Motorola with reports of total monthly inventory levels (retail, warehouse and NPI owned handsets in transit) retroactive to January 1, 2004 at the same time the Monthly Purchase Forecast is due by product model and product model derivatives level (ex: color, limited edition).

NPI agrees that its average inventory for iDEN handsets (i.e., retail, warehouse, and NPI owned handsets in transit) during the last three months of the Period (October, November, and December 2004) will not exceed [*] units, except as the Parties mutually agree is reasonable due to market and business conditions.

3.4    Soft Launch Handsets for Initial Launch:

Prior to each Eligible Post-Paid Handset Unit or data device initial launch, Motorola will provide NPI with up to a [*] discount off of the Base Package price on up to [*] units, to be negotiated by the

*       Confidential Treatment Requested.

MOTOROLA CONFIDENTIAL PROPRIETARY

Parties, (typically a quantity of [*] units). The discount will be applied to the “Total Package” price (i.e., “Fully Kitted” price which includes all “Adders”), but excluding the SIM Card, SIM Card pick fees, and any incremental customer specified collateral for handsets.

3.5   This Agreement is for sales of Subscriber Units and Accessories only and does not create any obligation on Motorola with respect to any other Subscriber Units and Accessories or services of Motorola’s iDEN Subscriber Group or any other division, group or sector of Motorola. Motorola may change the design or specifications of any Subscriber Units and Accessories at any time without notice, liability or obligation to NPI or others purchasing through NPI.

4.     Purchase Advance (“PA”) and Ongoing [*] PA Process.

4.1          For certain proposed products or features, Motorola will, at its sole discretion, offer Nextel Partners, Inc. the option to purchase the specified product or feature on special terms and conditions called the “PA Model.” Under the PA Model, NPI will pre-pay agreed amounts, pursuant to an agreed payment schedule, for specified finished products or features to be delivered by Motorola as part of the agreed PA Model project. All pre-payments must be made according to the project’s payment schedule with the final pre-payment being made on the project prior to a project’s commercial release by Motorola (hereinafter “Ship Acceptance”) to be eligible as a PA Model project. The option to pick some models offered by Motorola under the PA Model, but not others, does not exist for the PA Model to work.

4.2   PA Process

For each product or feature offered by Motorola under the PA Model, Motorola will provide the following information in the given timeframes to NPI as part of the Product Development Process (“PDP”), and NPI will participate and provide the following responses as part of the PDP process.

1)               MRD Draft to NPI

a)               Motorola to provide initial NTE pricing to NPI.

b)              Motorola to provide NTE PA total amount and maximum time period over which product purchases by NPI will be eligible for the PA credit (“PA period”) described below. In no event will the PA period be greater than [*] months from the Ship Acceptance date of each specific model.

c)               Motorola to provide preliminary PA payment schedule.

d)              NPI will provide written approval of the MRD and that approval will signify NPI’s agreement to the PA model for the approved MRD project.

2)               Schedule Baseline

a)               Motorola to provide final PA payment schedule by due date.

b)              The Parties agree to review the project schedule progress for each PA Model project monthly, for a period of [*] months (i.e., a rolling [*] quarter view), after commencement of the PA Model project. The Parties will utilize the current PDP and Subscriber Roadmap process as the forum for such discussions.

c)               Motorola’s obligation to perform the agreed project is contingent upon NPI making scheduled PA payments. Subject to Motorola’s written notification to NPI of late payment, Motorola will offer a [*] calendar day cure period for the PA payment to be made.

*       Confidential Treatment Requested.

MOTOROLA CONFIDENTIAL PROPRIETARY

In the event that NPI fails to make any PA payments when due or within the cure period, Motorola reserves the right to continue, postpone, substantially modify or cancel any PA Model project, in whole or in part, for which payment was not timely made without any further liability whatsoever.

d)              In the event that NPI does not approve a MRD or fails to make payments in accordance with the project payment schedule after approval of a MRD, all PA Model payments made up to that date for that PA Model project will be forfeited by NPI and, in the event the project is continued and commercially released by Motorola, no PA credits will be applied to the NPI purchases of that product or feature.

e)     In the event that a PA Model project is materially delayed, materially or substantially modified, or cancelled through no fault of NPI, all PA payments made up to that date for that PA Model project only will be returned at NPI’s discretion, without further liability for that PA Model project whatsoever, and no PA credits will be applied to the NPI purchases of that product or feature. For purposes of the above sentence, a material delay will in no event be less than a period of [*] days.

Once the MRD has been approved, NPI can propose modifications, including changes in schedules, to Motorola’s Change Control Board (“CCB”) for review and evaluation. MRD modifications will be effective only upon approval by Motorola’s CCB. Failure to approve a change proposed by NPI to the approved MRD does not constitute a material breach on the part of Motorola with respect to that PA Model project. If the PA Model does not meet the specifications as stated in the approved MRD, the Parties will negotiate in good faith a mutually acceptable solution.

4.3   PA Administration

For all PA Model projects, if NPI makes the PA Model payments in full for the respective PA Models, through PA Model Ship Acceptance, Motorola will apply an account credit in an amount equal to the total PA Model payments made for the respective PA Model projects, [*] against actual purchases of the PA Model product or feature completed under that PA Model project. Until the PA amount is exhausted for a specific PA Model project, the purchase price of the unit on the NPI purchase order to Motorola shall be as indicated on the line entitled “BASE PACKAGE PRICE (*Feature/Accessory is included)” in Appendix B. The applicable PA credit amount may be shown as a line item on the purchase order. The net amount that will be due to Motorola by NPI for the respective models is indicated in Appendix B on the line entitled “WITH PA CREDIT, BALANCE OF BASE PACKAGE PRICE AMOUNT DUE AT SHIPMENT”. The PA Model account credit will be allocated on the invoice for each NPI purchase of the PA Model product (“PA Credit”) until such time as all PA Model funds paid by NPI for the PA Model project have been exhausted or the PA period elapses, whichever event occurs earlier. If the PA model payments are not fully exhausted within the PA period, the portion of the PA model payment that has not been exhausted is forfeited to Motorola [*]. PA payments and PA credits cannot be redeemed for cash, are non-transferable, and PA payments made for one product model, or feature may not be applied toward the purchase of any other product model, or feature.

*       Confidential Treatment Requested.

MOTOROLA CONFIDENTIAL PROPRIETARY

Accordingly, within 10 days of executing this agreement, NPI will pay Motorola (via a special wire transfer) the following PA Model payments and iDEN Subscriber Unit Feature payments, as outlined in Appendices C and D:

a)               All of the life-to-date [*] PA payments due for completed project work on the following post-paid [*] models: [*]. The PA period for the products in Appendix C shall not be greater than [*] months from the earlier of Ship Acceptance date of each specific model [*].

b)              All of the life-to-date ISUF payments due for completed project work as indicated in Exhibit D. All the ISUF payments to Motorola as stated in Appendix D are non-refundable and no credit shall be applied to product purchases.

NPI further agrees to pay the remaining PA Model and ISUF payments as outlined in Appendices C and D via the Rebate File as the respective milestones are completed.

For each ISUF project or feature, assuming that all ISUF payments are made per project or feature, the sum of the ISUF payments for individual features (as identified in Appendix D) represent fees for an irrevocable and perpetual right to use the feature with respect to iDEN subscriber units sold by Motorola to NPI under this Term Sheet.

4.4          Additional PA Projects

It is the Parties’ intent that additional 2003 – 2004 [*] projects ( [*] ) will also proceed under the PA Model, pursuant to the PA Model process set forth in Section 4.2 above, and will be added to the appropriate respective Appendices once the details are agreed to by the Parties.

5.                “Efficiency Curve Price Adjustments.”

The following price reductions or Efficiency Curve Price Adjustments will apply to iDEN [*] post-paid Handset Units shipped on an worldwide basis, excluding Limited Edition, Special Edition, NASCAR, and DBR models, and excluding NPI sourced/selected items (i.e. SIM Cards, collateral pieces, and associated pick fees) (“Eligible Post-Paid Handset Units”).

5.1          Efficiency Curve Price Adjustments for Eligible Post-Paid Handsets:

1.                 A [*] price reduction after every [*] Low Tier (“LT”) Eligible Post-Paid units (net of returns) shipped on a worldwide basis, where Low Tier handsets are defined in Appendix B.

2.                 A [*] price reduction after every [*] Mid Tier (“MT”) Eligible Post-Paid units (net of returns) shipped on a worldwide basis, where Mid Tier handsets are defined in Appendix B.

3.                 A [*] price reduction after every [*] High Tier (“HT”) Eligible Post-Paid units (net of returns) shipped on a worldwide basis, where High Tier handsets are defined in Appendix B.

Volumes of units are aggregated by tier (not model), meaning that the Efficiency Curve Price Adjustments occur each time the aggregate number of units shipped in HT total [*]. Only models that have shipped at the time of an Efficiency Curve Price Adjustment are eligible for the corresponding price reduction. Newly introduced models will not be eligible for an Efficiency Curve Price Adjustment until [*] months after shipment but purchases of those units will still count toward the Efficiency Curve purchase milestones. For example, if an eligible mid-tier model starts shipping on [*], the units of this model are included in the count toward the [*] units from [*]. However, if a mid-tier efficiency curve reduction occurs in [*] ([*], i.e., [*] months after shipment), this model will not be eligible for the Efficiency Curve Price Adjustment in [*].

*       Confidential Treatment Requested.

MOTOROLA CONFIDENTIAL PROPRIETARY

The model will only be eligible for the next Mid Tier Efficiency Curve Price Adjustment when it occurs.

Percentage price reductions will be based on the fully kitted price of the Eligible Post-paid Handsets Units, as adjusted by any efficiency curve or PA application, including accessory upgrades and feature options, but excluding NPI sourced/selected items (i.e., SIM Cards, collateral pieces, and associated pick fees).

6.                Planning and Forecasting.

For planning and operational purposes, NPI shall provide Motorola with a detailed twelve month (12-month) rolling forecast as follows:

6.1          NPI will submit “Monthly Purchase Forecast” fourteen (14) days prior to the first (1st) day of each upcoming month for warehouse orders.

6.2          Monthly purchase orders will be released to Motorola after the Monthly Purchase Forecast has been submitted, or ten (10) to thirteen (13) days prior to the first (1st) day of each upcoming month.

6.3          Upon receipt and review of the Monthly Purchase Forecast and purchase orders, Motorola will provide a written response to NPI within seven (7) days, confirming or highlighting any key issues of the submitted Forecast.

7.                Purchase Orders and Payment Terms.

7.1          All Subscriber Units and Accessories orders by NPI will be submitted to Motorola and will be only upon the terms and conditions of this Agreement. The only effect of any terms and conditions in NPI’s orders or elsewhere will be to request the time and place of delivery and number of units to be delivered, subject to Motorola’s acceptance, but they will not change, alter or add to the terms and conditions of this Agreement in any other way. Motorola’s invoice also will not change the terms and conditions of this Agreement. Payment will be due within thirty (30) days after the date of invoice.

7.2          Motorola’s acceptance of NPl’s purchase orders will be subject to receipt by Motorola of an acceptable letter of NPI credit. Motorola reserves the right to evaluate, on an ongoing basis, the credit worthiness of NPI. In the event of payment delinquency hereunder or default by NPI in observance of any obligations of NPI hereunder, or other events, such as judgments against NPI, which may have an adverse effect on NPI’s ability to meet future payment obligations under this Agreement, Motorola may modify the payment terms hereunder without requiring approval of NPI with respect to any shipments of Subscriber Units and Accessories pursuant to this Agreement occurring after any such event to require payment in advance of shipment of all product.

8.                Inventory Reporting.   NPI shall furnish Motorola with accurate monthly reports of NPI inventory (by major Subscriber Unit and Accessory category) of Subscriber Units and Accessories. Each such inventory report shall be received by Motorola at the same time the Monthly Purchase Forecast is due and shall include all inventories maintained by NPI and its affiliates, including inventories maintained by major agents or at drop ship distribution points.

9.                Deliveries.

9.1          All deliveries are FOB origin. Title to the Subscriber Units and Accessories and risk of loss will pass to NPI at the FOB Point. Delivery dates are best estimates only. Motorola is not liable for any delays in delivery for any reason. Motorola will ship Subscriber Units and Accessories (together “Products”) to NPI’s designated locations in the United States.

MOTOROLA CONFIDENTIAL PROPRIETARY

9.2          Motorola will use commercially reasonable efforts to deliver Products pursuant to a mutually agreeable schedule. Notwithstanding anything to the contrary in this Agreement, if Motorola is required to allocate Product under 2-615 of the Uniform Commercial Code, Motorola may adopt an equitable plan of allocation, taking into consideration the percentage of volume purchased by NPI for specific Products affected by the plan, and adjust delivery schedules accordingly. Except as otherwise expressly provided, NPI will not be entitled to any price reduction or other remedy under this Agreement or otherwise as a result of any plan of allocation or adjusted delivery schedule adopted by Motorola as a result of such Product allocation.

10.         Distribution.

No Transshipment.   NPI shall be a non-exclusive distributor of the Subscriber Units and Accessories only in the United States. NPI shall not transship, sell, or otherwise transfer Subscriber Units and Accessories to any other carrier and shall not transship, sell, or otherwise transfer Subscriber Units and Accessories outside the United States, and NPI shall incorporate this limitation into all of its agent and distributor equipment agreements as a condition of resale of the Subscriber Units and Accessories and enforce same. The sales restrictions set forth above are a material condition to NPI’s rights under this Agreement, and it is agreed that any direct or indirect distribution, transshipment and/or sale of Subscriber Units and Accessories outside the United States or to another carrier by NPI or others purchasing through NPI will be a material breach of this Agreement and will result in irreparable injury to Motorola for which money damages will not be adequate. Accordingly, in the event of such breach the parties agree that Motorola, in addition to any other remedies it may have at law and/or in equity, including but not limited to termination of this Agreement in whole or in part, may reject some or all purchase orders from NPI for any model or models of Subscriber Units and Accessories until NPI can demonstrate that NPI has instituted policies and procedures to prevent any such occurrences in the future. The Parties agree, that for every Motorola phone with an IMEI traceable to purchases by NPI from Motorola that is resold outside the United States, or to another carrier, NPI will be subject, at Motorola’s discretion, to reimburse Motorola for all expenses it incurs in the course of recovering the transshipped units and rectifying the situation.

10.2   NPI may appoint sales agents, or representatives (other than its employees) in connection with the performance of this Agreement It is understood that such appointment shall be made only in the name and for the account of NPI, and shall be for a term no greater than the term of this Agreement and shall be limited to sales in the United States for use in the United States. NPI shall not grant to any such sales representatives, any rights greater than those that are granted by Motorola to NPI under this Agreement. NPI shall also impose on any such sales representatives the same obligations as Motorola has imposed on NPI under this Agreement for the purpose of protection of the goodwill of Motorola and the Subscriber Units and Accessories.

10.3   Re-Exportation of Technical Data or Subscriber Units and Accessories.   NPI understands that all equipment, proprietary data, know-how, software or other data or information obtained by NPI from Motorola is considered to be United States technology and is licensed for export and re-export by the United States Government. NPI therefore agrees that it will not, without prior written consent of Motorola and the Office of Export Control, United States Department of Commerce, Washington, DC 20230, U.S.A., knowingly export, re-export or cause to be exported or re-exported, either directly or indirectly, any such equipment, proprietary data, know-how, software, or other data or information, or any direct or indirect Subscriber Units and Accessories thereof, to any destination prohibited or restricted under United States law. NPI understands that the list of prohibited or restricted destinations may be amended from time to time by the United States Department of Commerce and that all such amendments shall be applicable to this Agreement.

MOTOROLA CONFIDENTIAL PROPRIETARY

11.         Warranty.   Motorola warrants each Subscriber Units and Accessories only to the original subscriber NPI’s or lessees only in accordance with the Limited Warranty that Motorola ships with such Subscriber Units and Accessories, and makes no representation or warranty of any other kind, express or implied. EXCEPT AS OTHERWISE PROVIDED IN THE LIMITED WARRANTY, MOTOROLA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. If any Subscriber Units and Accessories are defective at time of delivery to NPI, NPI’s sole remedy will be to return the Subscriber Units and Accessories to Motorola for replacement or repair, as determined solely by Motorola.

12.         Technical Assistance.   Motorola’s warranty will not be enlarged, and no obligation or liability will arise out of Motorola’s rendering of technical advice, facilities or service in connection with NPI’s purchase of the Subscriber Units and Accessories furnished.

13.         U.S. Government Sales.   In the event that NPI elects to sell Motorola Subscriber Units and Accessories or services to the U.S. Government or any state, local or non-U.S. Government entity (including but not limited to a non-U.S. Government entity that receives funding from the U.S. Government), or to a prime contractor or other subcontractor selling to such entities, NPI does so solely at its own option and risk. Except as Motorola expressly accepts specific terms in writing, NPI remains exclusively responsible for compliance with all procurement laws, regulations or guidelines governing such sales and agrees not to obligate Motorola as a subcontractor or otherwise to such entities. Further, Motorola makes no representations, certifications or warranties whatsoever with respect to the ability of its goods, services or prices to satisfy any such statutes, regulations or guidelines.

14.         Incorporation of Appendices.   The Appendices identified in Section 1 of this Attachment B are expressly incorporated herein by reference in their entirety to form part of the Terms and Conditions of this Attachment B. In the event of any conflict between the provisions of the Appendices and any of this Attachment B, the provisions of this Attachment B shall take precedence and shall control.

MOTOROLA CONFIDENTIAL PROPRIETARY

APPENDIX A
2003 iDEN Subscriber Group
[*] Platform Pricing Menu (Radio In-Kit Pricing Only)

[*]

*       Confidential Treatment Requested

MOTOROLA CONFIDENTIAL PROPRIETARY

APPENDIX B
iDEN Subscriber Group
[*] Postpaid Handset Pricing Menu as of 7-26-04

[*]

*       Confidential Treatment Requested

MOTOROLA CONFIDENTIAL PROPRIETARY

APPENDIX C
Nextel Partners Inc. (NPI)
PA Projects and Payment Schedule (Partial)

[*]

*       Confidential Treatment Requested

MOTOROLA CONFIDENTIAL PROPRIETARY

Appendix D
Nextel Partners Inc. (NPI)
ISUF Projects and Payment Schedule

[*]

*       Confidential Treatment Requested

MOTOROLA CONFIDENTIAL PROPRIETARY

MOTOROLA

Appendix E
Promotion Plan Quick Reference for
Motorola iDEN® Co-Marketing Program

Promotion	Max. Reimb.	Eligible Expenses	Requirements	Documentation Required
Print Advertising (Newspaper/ Magazine Insert/ Circular)	[*](3)	• Layout/Design • Media Space • Production • Typesetting	• Motorola logo(1) • Product Illustration or photo(2)

•  Agency or publisher’s invoice

•  Original tear sheet with publication name, date and location

•  Publication’s circulation and media schedule for the advertisement

•  Completed claim form

•  Prior Approval Form

Broadcast Radio/ Television/Cable	Prior Approval Required			Special guidelines and Prior Approval required. Please contact your Motorola Marketing Mgr.
Literature (Fliers/ Catalogs/Brochures)	[*](3)	• Layout/Design • Copywriting • Photography • Typesetting • Mailing Lists • Postage • Agency Fees	• Product photo or illustration(2) • Motorola logo(1)	• Invoices (postage, printing, mail list and creative) • Sample of printed brochure or mailing piece • Completed claim form • Prior Approval Form
Graphics (Displays/Posters/ Banners)	[*](3)	• Production • Hardware • Artwork	• Motorola logo(1) • Product Illustration(2)	• Invoice • Original sample or photo of the graphic • Completed claim form • Prior Approval Form
Motorola Product Literature	[*]	• Cost of Literature	• Order from Motorola	• Complete a Motorola Promotion Order Form • Fulfillment cost will be directly deducted from your account
Premium Items (Hats, shirts, giveaways)	[*](3)	• Cost of Premiums	• Motorola logos(1)	• Invoice • Sample or photo of the item • Completed claim form • Prior Approval Form

*       Confidential Treatment Requested

Signage/POP Materials	[*](3)	• Layout/Design • Media Space • Production	• Motorola logo(1) • Product illustration(2)	• Invoice • Photo • Completed claim form • Prior Approval Form
Direct Mail	[*](3)	• Layout/Design • Typesetting • Listings • Postage • Copywriting • Printing	• Motorola logo(1) • Product illustration(2)	• Copy of contract or invoice to mail list source • Sample of mailer • Postage receipt • Completed claim form • Prior Approval Form
Training/Seminars	[*]	• Motorola Training Materials • Motorola Premiums • (No Travel Related Expense will be covered; Airfares, Hotel, or Meals, etc.)	• Product information about at least one of the Motorola products must be provided to sales staff or customers

•  Original sample of the training materials

•  Copy of paid invoice from suppliers

•  Documentation of when and where the training was held

•  List of training participants

•  Completed claim form

•  Prior Approval form

Special Events	[*]	Prior Approval Required. Please contact your Motorola Marketing Mgr.	• Motorola logo(1) • Product illustration(2)	• Invoice • Picture or sample of program • Completed claim form • Prior Approval form
Internet	[*]	• Layout/Design • Linkage (Motorola Approval Required)	• Reimbursement only for percentage of site dedicated to Motorola products. • Motorola logo must be at least equal in size and prominence to customer logo	• Invoice • Printed Copy of the site showing internet address. • Completed claim form • Prior Approval form

(1)    Motorola logo or name must appear bold and placed prominent in the ad. The reference to Motorola must be in a type size no smaller than the carrier’s, retailer’s or distributor’s name and logo. When references to Motorola are placed in the body copy it must be highlighted so that it stands out in comparison to the rest of the text.

(2)    Product Illustration—Motorola logo should be clear and visible on the product shot. If the logo is not clear, the Motorola logo can be placed in close proximity to a Motorola product(s) photograph or illustration. And when the ad’s identity entry and call-to-action exit areas are clearly defined as the customer’s. All Motorola product name should be referred with an adjective, i.e Motorola i730 phone.

(3)    Motorola prefers the ad to be exclusive to Motorola products and no competitor’s products may be featured.

*       Confidential Treatment Requested

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MOTOROLA and the Stylized M Logo are registered in the US Patent & Trademark Office. All other product and service names are the property of their respective owners.

© Motorola, Inc. 2003

I . 2004 MOTOROLA IDEN® CO-MARKETING PROGRAM TERMS AND CONDITIONS

THE MISSION

The Motorola Program is designed to help you drive the sales volume of Motorola branded products. The promotional activities that you launch, in conjunction with the Marketing Program, should:

•  Drive direct awareness of, preference for, and sales of Motorola products.

•  Build equity in Motorola’s brand, innovative technology, quality, superior reliability and your value-added services.

•  Create a simple and effective joint marketing program while building the Motorola Brand.

•  Create joint effective marketing activities/promotions that will help stake our claim as an industry leader.

•  Create new distribution channels and plant our brand names in the minds of the consumer.

BUILDING A GOOD AD

•  Feature one or more specific Motorola products in ads.

•  Feature the latest or most popular Motorola models.

•  Include features and benefit copy lines in more ads.

•  Advertise a price point.

WHAT QUALIFIES?

Any approved marketing materials that feature qualified Motorola products in a prominent way, exclusive of any competitors, may qualify. The appropriate product names and model #’s must be clearly visible on any marketing program material. See the specific requirements for the different types of mediums offered in the Promotion Plan Quick Reference matrix.

WHAT DOES NOT QUALIFY?

Trade/Barter ads, commissions, discounts, other expense not featured in the Motorola Plan, or activities not approved by the Motorola Business Manager or Marketing Communications Manager.

COMPLIANCE

Motorola will only approve and fund advertisements and promotional activities that in Motorola’s sole judgement prominently feature Motorola products.

All advertising and promotions must be in compliance with local and federal laws and must be in good taste. The carrier, retailer or the distributor is solely responsible for any such advertising. Motorola expressly disclaims any liability or responsibility for any advertising or promotion by the reseller.

All ads must have Motorola Trademark statement as follows:

MOTOROLA and the Stylized M Logo are registered in the US Patent & Trademark Office. All other product and service names are the property of their respective owners.

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© Motorola, Inc. 2004

All advertising and promotions must be in compliance with the customer’s written agreement with Motorola.

CANCELLATION

Motorola reserves the right to suspend funding under the Co-Marketing Program if the carrier’s, retailer’s or distributor’s receivable account with Motorola is not current. Cancellation or termination as a Motorola customer will automatically forfeit any accrued funds. Motorola reserves the right to change or terminate this plan, including the amount of accrual, at any time without prior notice. This plan supersedes all other Motorola iDEN Co-marketing Products programs for the products described herein. In the event the customer fails to execute the agreed to plan, any credits issued will be reversed and Motorola will be entitled to full reimbursement of any funds previously released to the customer or customer’s account for the plan.

DO I NEED PRIOR APPROVAL?

Prior approval is written acknowledgment from Motorola that your ad is in compliance with the Co-marketing program contract and trademark guidelines that you have agreed to with Motorola. This approval is required before the advertisement or promotional program begins. Without receiving a formal written approval, reimbursement will not be made. Please allow 7 business days for prior approval review. Please refer to the Promotional Plan Quick Reference to verify specific prior approval requirements by media. Sample of the Prior Approval Form attached.

II: THE MOTOROLA LOGO

USE OF THE MOTOROLA LOGO

In accordance with Motorola, Inc. Trademark Protection Policies, and the Motorola Co-marketing Program rules and regulations, the Motorola trademark must be used correctly. Motorola will under no circumstances reimburse a carrier, retailer or a distributor for a promotion in which the Motorola trademark is used improperly or misrepresented in any way.

In order that Motorola may protect its trademarks, trade names, corporate slogans, goodwill and product designations, the carrier, retailer or distributor shall not use any such marks, names, slogans, or other designations in any advertising copy, promotional material, signs or other written or printed material except in the forms specifically approved in writing by Motorola.

THE MOTOROLA SIGNATURE

The Motorola Corporate Signature (“Signature”) is a single element made up of two parts: 1) a symbol which is a stylized M within a circumscribing ring, and 2) the logotype which is a unique letterform of the name Motorola. Motorola trademarks must be used only in accordance with the following guidelines.

The Signature should not be positioned close to distracting design elements. It should not become part of a larger design element or pattern. The Signature must always be reproduced in one color. The color options available are black, white or PMS blue 286. The Signature can be reversed out of any color, as long as the background color is solid and uniform. The Signature can be printed over any background color, as long as the color is light enough for the black overprint.

To maintain clarity and unity across the numerous and varied applications of our signature, only three configurations of the Motorola signature are permitted.

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The horizontal version (fig. 1 Below) is preferred in all applications-use it whenever possible. There will be situations, however where this configuration does not have adequate scale or impact, such as a tall and narrow usage area (see fig. 2). In other cases it may be appropriate to emphasize the Motorola Emsignia by making it bigger relative to the Motorola logotype (see fig 3.) No matter what the situation, one of these configurations will work clearly to identify Motorola.

Variations of the configurations shown in a separate enclosure, variations are not to be used under any circumstances.

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